Sullivan Graphics, Inc.
                               225 High Ridge Road
                           Stamford, Connecticut 06905



                                                    September 18, 1996


Mr. James T. Sullivan
25 Field Point Circle
Greenwich, Connecticut  06830

Dear Jim:

                  This letter agreement (the "Agreement") sets forth our mutual agreement concerning your resignation as an employee of Sullivan Graphics, Inc., a New York corporation (the "Company").

                  1. Resignation in All Capacities; Vice Chairman. (a) Your employment with the Company and its affiliates will terminate in all capacities as of September 18, 1996 (the "Effective Date"). In that regard, you hereby resign, effective as of the Effective Date, (i) from your positions as Chairman of the Board and Chief Executive Officer and a director of Sullivan Communications, Inc., a Delaware corporation ("Communications"), (ii) from all other officer and directorships that you currently hold with Communications, the Company or any of their respective subsidiaries or affiliates and (iii) as a member of the Committee that administers the Sullivan Communications, Inc. Stock Option Plan (the "Option Plan") or any other committee of Communications, the Company or any of their respective subsidiaries or affiliates. From the Effective Date through April 8, 1999, you will have the title of Vice Chairman of Communications (subject to the right of the Board of Directors of Communications (the "Communications Board") to remove you from such position in its sole discretion); provided, however, that you (i) will not be entitled to participate in any meetings of the Communications Board, (ii) will not have the right to vote on any matters coming before the Communications Board and (iii) will take no action on behalf of Communications other than at the express direction of the Communications Board; provided further, however, that you will have the right to resign from your position as Vice Chairman of Communications at any time without prejudice to any of your rights under this Agreement or any of the plans and agreements referred to in Section 14(a). In your capacity of Vice Chairman of Communications you will not be an employee, officer or director of Communications nor will you be entitled to any compensation or benefits with respect to your services as such.

                  (b) It is hereby expressly agreed that the termination of your employment with the Company and its affiliates will be treated as a termination by the Company without "cause" for purposes of any applicable plan, arrangement or agreement between you and the


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                                        2

Company or its affiliates including, without limitation, the Company's Supplemental Executive Retirement Plan, the Management Equity Agreement, the Option Plan and the Stock Option Agreements (as each such Agreement and Plan is defined herein).

                  2. Sale of Sullivan Media Corporation. (a) As of the Effective Date, you will be appointed as Chief Executive Officer of Sullivan Media Corporation, a Delaware corporation ("SMC"), subject to the right of the Communications Board or the Board of Directors of SMC to remove you from such position in its sole discretion; provided, however, that you will have the right to resign from your position as Chief Executive Officer of SMC at any time without prejudice, except as set forth in Section 2(b), to any of your rights under this Agreement or any of the plans and agreements referred to in Section 14(a). The Company acknowledges that your status as Chief Executive Officer of SMC will not require your full-time services and will not preclude you from accepting employment with a third party, subject, however, to your obligations under this Agreement and your compliance with the covenants described in Section
8. You will act in the capacity of Chief Executive Officer of SMC solely at the direction of the Communications Board. In addition, you hereby agree that as Chief Executive Officer of SMC you will, at the direction of the Communications Board, use your reasonable commercial efforts to effect the sale of a controlling interest in the equity, or all or substantially all of the assets, of SMC to a third party that is not an affiliate of the Company (the "SMC Sale") by March 18, 1997. Any decision to effect the SMC Sale will be made in the sole discretion of the Communications Board, and the Communications Board may determine not to pursue the SMC Sale in its sole discretion without any obligation to you under this Agreement. Your status as Chief Executive Officer of SMC will automatically terminate on the earlier of March 18, 1997 or the date on which the SMC Sale is consummated; provided, however, that such status may be extended if mutually agreed by you and the Communications Board. Except as provided in Section 2(b) below, you will not be entitled to any compensation or benefits with respect to your services as Chief Executive Officer of SMC.

                  (b) In the event that (i) the SMC Sale is consummated by March 18, 1997 or (ii) a binding agreement (subject to customary closing conditions) for the SMC Sale is entered into by the Company by March 18, 1997 and the SMC Sale is subsequently consummated pursuant to such agreement, as it may be amended from time to time, the Company will pay to you, as promptly as practicable after the consummation of the SMC Sale, an amount (the "SMC Bonus") in cash equal to 20% of the amount of the net cash proceeds realized by the Company or SMC, as the case may be, on such sale, which amount will be determined after subtracting (w) the Company's investment in SMC, including, without limitation, SMC's payable to Sullivan Marketing, Inc. (the "SMI Payable") to the extent the SMI Payable is not paid in cash at the closing of the SMC Sale and is not expected (in the reasonable judgement of the Communications Board) to be paid in cash within 60 days after such closing, (x) the aggregate amount of SMC's intercompany indebtedness, accounts payable (other than the SMI Payable) and similar obligations that are not assumed by the buyer, or if so assumed are not ultimately satisfied, (y) any other liabilities of SMC that are satisfied out of such proceeds and (z) any taxes, transaction costs and out-of-pocket expenses incurred in connection with the SMC Sale or liquidation of SMC following the


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                                        3

SMC Sale (if structured as a sale of assets); provided, however, that the SMC Bonus will not be paid to you if your status as Chief Executive Officer of SMC terminates prior to the earlier of March 18, 1997 or the date on which the SMC Sale is consummated for any reason other than your death, permanent disability or removal by the Communications Board or the Board of Directors of SMC without just cause. For purposes of this Section 2(b), the "net cash proceeds" realized by the Company or SMC, as the case may be, will include any net cash proceeds realized by the Company or SMC (i) on the subsequent liquidation or satisfaction of any non-cash consideration received by the Company or SMC in the SMC Sale (including the liquidation of any stock dividends received on such non-cash consideration) (it being understood that if such non-cash consideration is readily marketable, the Company or SMC, as the case may be, will use reasonable efforts to promptly sell such non-cash consideration on terms and conditions acceptable to the Communications Board in its sole discretion), and (ii) from any cash interest, cash dividends or other cash distributions paid with respect to such non-cash consideration. Anything in this Agreement to the contrary notwithstanding, to the extent that (i) the limitations or restrictions applicable to Communications, the Company, SMC or any of their respective subsidiaries under the laws of the State of Delaware or the State of New York, as the case may be, the restrictions or limitations contained in any such company's Certificate of Incorporation or any other applicable law, rule or regulation or under the terms of any indebtedness for borrowed money of Communications, the Company, SMC or any of their respective subsidiaries prohibit the Company from paying the SMC Bonus or (ii) the Communications Board determines in good faith that the Company is not financially capable of paying the SMC Bonus, then the Company will not be obligated to make such payment currently, and will have the right to defer such payment until the Communications Board reasonably determines that such limitations and restrictions no longer restrict the Company from making such deferred payment. Any amounts the payment of which is so deferred will bear interest, compounded annually and calculated at a rate equal to the T-Bill Rate (as defined in the Option Plan) plus 50 basis points per annum from the closing date for the SMC Sale and will be paid (with interest) promptly after, and to the extent that, the Communications Board determines that the limitations and restrictions referred to in the previous sentence no longer restrict such payment.

                  3. Severance Benefits. The Company will provide you with the following severance payments and benefits:

                  (a) Severance Payments. The Company will pay you the payments and provide you with the benefits described, and on the terms and conditions set forth, in Section 5.1 of the Employment Agreement dated as of April 8, 1993, as amended effective December 1, 1994 (the "Existing Agreement") and as modified by Section 12 hereof, between the Company and you, over the period (the "Severance Period") commencing on the Effective Date and ending on April 8, 1999. Such payments (and any other payments made to you under this Agreement) will be reduced by applicable withholding taxes.



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                                        4

                  (b) Office Space. Until the termination of your status as Chief Executive Officer of SMC, the Company will make available to you an office for your use at the offices of SMC in New York City, and the Company will reimburse you for any out-of-pocket expenses reasonably incurred by you in connection with the performance of your services to SMC, provided that any such expenses in excess of $1,000 in the aggregate have been approved in writing in advance by the Chief Executive Officer of Communications.

                  (c) Automobile. Until September 1, 1997, the Company will continue to reimburse you for your reasonable expenses in connection with the leasing and insuring of your existing BMW automobile.

                  (d) No Other Compensation or Benefits. Except as otherwise provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company, Communications or any of their respective subsidiaries or affiliates on or after the Effective Date (including, without limitation, any compensation or benefits under Section 4 of the Existing Agreement or under any proposed management incentive, bonus, option bonus or gain sharing programs or arrangements), provided that you will be entitled to receive your vested accrued benefits under the Company's Supplemental Executive Retirement Plan and Retirement Savings Plan in accordance with the terms and conditions of such plans. With respect to the continuation of your medical insurance coverage during the Severance Period under the Company's group health plan, pursuant to the terms of
         Section 5.1 of the Existing Agreement, the Company will continue to pay the employer portion of the applicable premiums during the Severance Period.

                  4. Communications Stock. Your shares of Common Stock, par value $.01 per share (the "Common Stock"), of Communications and Series A Preferred Stock, par value $.01 per share, of Communications (together with your Common Stock, the "Shares"), which Shares were purchased by you pursuant to the Management Equity Agreement dated as of April 8, 1993 (the "Management Equity Agreement") between Communications and you, will remain subject to the terms and conditions of the Management Equity Agreement and the Amended and Restated Stockholders' Agreement dated as of August 14, 1995 (the "Stockholders' Agreement") among Communications and the other parties signatory thereto; provided, however, that Communications' Call Right (as defined in the Management Equity Agreement) under Section 4 of the Management Equity Agreement will remain exercisable until September 18, 1997; provided further, however, that in the event such Call Right is exercised more than 90 days after the Effective Date, the "Applicable Value" for purposes of the Call Right will be deemed to be the Applicable Value as of the date of the exercise of the Call Right.

                  5. Communications Stock Options. Your options (the "Options") to purchase shares of Common Stock, which Options were granted to you pursuant to the Option Plan, will, to the extent such Options have become Vested Options (as defined in the

Option Plan) as of the Effective Date, remain exercisable, subject to Section 8(b) of the Option Plan, until the earlier of (A) September 18, 1997 or (B) exercise by Communications of its Call Right (as defined in the Option Plan) under Section 9 of the Option Plan; provided, however, that Communications' Call Right will remain exercisable until September 18, 1997; provided further, however, that in the event such Call Right is exercised more than 180 days after the Effective Date, the "Applicable Value" for purposes of the Call Right will be deemed to be the Applicable Value as of the date of the exercise of the Call Right. Your Vested Options will otherwise remain subject to the terms and conditions of the Option Plan and the Option Agreements (as defined in Section
14). Any Options that have not become Vested Options as of the Effective Date will be forfeited and cancelled as of the Effective Date without payment therefor.

                  6. Consulting Engagement. Provided that you do not materially breach any provision of Section 8, 9, 10 or 11 of this Agreement or any provision of Section 8 of the Existing Agreement and fail to cure any such material breach that is susceptible to cure within 10 days following written notice from the Company or Communications detailing such breach, you will be engaged as a consultant to Communications for a period (the "Consulting Period") beginning on April 9, 1999 and terminating on the second anniversary thereof. Your services hereunder during the Consulting Period will consist of such consulting and advisory services, and will be provided at such times, as may be requested from time to time by the Board of Directors or Chief Executive Officer of Communications; provided, however, that such services will not be required for more than 4 working days during any one-month period. During the Consulting Period, as compensation for the consulting services to be performed by you hereunder, Communications will pay you a fee (the "Consulting Fee") of $200,000 per annum, payable in equal installments not less frequently than quarterly (it being understood and agreed that you will be entitled to payment of such Consulting Fee regardless of the extent, if any, to which Communications actually requires you to perform such consulting services). In the event of your death prior to or during the Consulting Period, the Consulting Fee will continue to be paid during the Consulting Period (or remainder thereof) to the beneficiary designated in writing for this purpose by you or, if no such beneficiary is specifically designated, to your estate.

                  7. Nonemployee Status. You will not be treated as an employee of Communications, the Company, SMC or any of their respective subsidiaries or affiliates on or at any time after the Effective Date (including, without limitation, during your tenure as Vice Chairman of Communications or Chief Executive Officer of SMC or during the Consulting Period) for purposes of any past, present or future employee benefit plan, program or arrangement of Communications, the Company, SMC or any of their respective subsidiaries or affiliates.

                  8. Nonsolicitation; Confidentiality; Noncompetition. Your covenants contained in Section 8 of the Existing Agreement are incorporated herein by reference as if such covenants were set forth herein in full; provided, however, that your nonsolicitation and


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                                        6

noncompetition covenants set forth in Sections 8.1 and 8.3, respectively, of the Existing Agreement will continue in effect through April 8, 2001.

                  9.  Cooperation.  From and after the Effective  Date, you will
(i) cooperate in all reasonable respects with the Company and its affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company or any of its affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company and its affiliates relating to information concerning actual or prospective customers of the Company which may be in your possession, provided that the Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with your compliance with this Section 9, but only if such expenses have been approved in writing in advance by the Chief Executive Officer of Communications.

                  10. Return of Property. On or prior to the Effective Date, you will surrender to the Company all property of the Company and its affiliates in your possession and all property made available to you in connection with your employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment.

                  11. No Public Comment. You, Communications and the Company agree to refrain from making, directly or indirectly, now or at any time prior to December 31, 2002, (i) any derogatory comment concerning the other party or any of such other party's affiliates, current or former directors, officers or employees or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects of the other party or any of such other party's affiliates, to the news or other media, any employees of such other party or any of its affiliates, or any individual or entity with whom such other party or any of its affiliates has or may reasonably expect to have a business relationship. Communications and the Company agree to use reasonable efforts to cause their respective officers and directors to comply with the terms of this Section 11, and if, notwithstanding such efforts, any such officer or director (or officer or director of an affiliate of Communications or the Company) makes any comment that would constitute a breach of this Section 11 if such comment was made by Communications or the Company, your covenants under this Section 11 will not restrict you from reasonably rebutting such comment in good faith.

                  12. Breach of Agreement. In the event of any material breach by you of any provision of Section 8, 9, 10 or 11 of this Agreement or any provision of Section 8 of the Existing Agreement, which breach, if susceptible to cure, is not cured by you within 10 days following written notice from the Company or Communications detailing such breach (it being understood that you will have such cure right notwithstanding the provisions of Section 5.1.2 of the Existing Agreement), the Company will cease to have any obligation to make payments or provide benefits to you under this Agreement or the Existing Agreement.

                  13.      Release.

                  (a) General Release. (i) In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company, Communications, each of their respective subsidiaries and affiliates and each of their respective officers, employees, directors and agents from any and all claims, actions and causes of action (collectively,
"Claims"), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that you may have, or in the future may possess, arising out of (x) your employment relationship with and service as an employee, officer or director of Communications, the Company, or any of their respective subsidiaries or affiliates, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the Effective Date; provided, however, that the release set forth in this Section 13(a)(i) will not apply to
(A) the obligations of Communications and the Company under this Agreement, (B) subject to the other terms of this Agreement, the obligations of Communications and the Company under the plans and agreements referred to in Section 14(a) and the Company's Supplemental Executive Retirement Plan and Retirement Savings Plan, (C) your rights to continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, (D) the obligations of Communications and its subsidiaries to continue to provide director and officer indemnification in accordance with Section 14(f) and (E) any counterclaim you may have solely as a direct result of any Claim asserted against you pursuant to clause (B) or (C) of the proviso to Section 13(a)(ii), which counterclaim may only be brought by you in good faith and as a defense against any such Claim asserted against you. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against Communications, the Company or any of their respective subsidiaries or affiliates arising out of your employment relationship, your service as an employee, officer or director of Communications, the Company or any of their respective subsidiaries or affiliates and the termination thereof.

                  (ii) Each of the Company, Communications and their respective subsidiaries and affiliates hereby releases and forever discharges you, your estate and your legal representatives from any and all Claims, including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that it may have, or in the future may possess, arising out of (x) your employment relationship with and service, on or prior to the Effective Date, as an employee, officer or director of Communications, the Company or any of their respective subsidiaries or affiliates, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the Effective Date; provided, however, that the release set forth in this Section 13(a)(ii) will not apply to (A) your obligations under this Agreement, Section 8 of the Existing Agreement, the plans and agreements referred to in Section 14(a) and the Company's Supplemental Executive Retirement Plan and Retirement Savings Plan, (B) any act or omission of yours which (i) is in violation of any applicable civil or criminal law or regulation and (ii) constitutes a felony or is reasonably expected to result in a liability or liabilities to the Company, Communications or any of their respective subsidiaries or


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                                        8

affiliates in excess of $20,000 in the aggregate and (C) any materially false or misleading statement made by you to any customer or supplier of the Company, Communications or any of their respective subsidiaries or affiliates.

                  (b) Specific Release of ADEA Claims. In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company, Communications, each of their respective subsidiaries and affiliates and each of their respective officers, employees, directors and agents from any and all claims, actions and causes of action that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA;
(ii) you have been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you are providing the release and discharge set forth in this Section 13(b) only in exchange for consideration in addition to anything of value to which you are already entitled.

                  14.      Miscellaneous.

                  (a) Entire Agreement. This Agreement, the Management Equity Agreement, the Option Plan, the Stock Option Agreements dated as of April 8, 1993, September 1, 1994 and October 1, 1995, respectively, between Communications and you (collectively, the "Option Agreements"), the Stockholders' Agreement and Sections 5.1, 7, 8, 9, 10.1, 10.2, 10.3, 10.5 and
10.6 of the Existing Agreement set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company or any of its affiliates. This Agreement may be amended only by a written document signed by the parties hereto.

                  (b) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

                  (c) No Mitigation. It is expressly agreed that you will not be required to mitigate any payments or benefits due to you from the Company or its affiliates under this Agreement or otherwise by seeking alternative employment, nor will any payments from, or benefits provided by, the Company or any of its affiliates be reduced by any amounts or benefits received in connection with any such alternative employment (except as may be expressly required under the terms of the applicable benefit plan, arrangement or agreement).

                  (d) Legal Fees. The Company will reimburse you for any reasonable legal fees incurred by you in connection with the review and negotiation of this Agreement, up to a maximum of $10,000 in the aggregate.

                  (e) Arbitration. Any dispute or controversy arising under this Agreement that cannot be mutually resolved by the parties hereto will be settled on the terms set forth in Section 9 of the Existing Agreement.

                  (f)    Indemnification.    Following   the   Effective   Date,
Communications and its subsidiaries will continue to indemnify and hold you harmless (i) with respect to any act or omission committed by you in the performance of your duties as an officer or director of Communications or its subsidiaries to and including the Effective Date, on a basis which is no less favorable to you than was provided by Communications and its subsidiaries immediately prior to the Effective Date and (ii) with respect to any act or omission committed by you in the performance of your duties hereunder after the Effective Date, on a basis which is no less favorable to you than the indemnification protection generally made available to senior executives of Communications and its subsidiaries as in effect from time to time.

                  15. Revocation. This Agreement may be revoked by you within the 7-day period commencing on the date you sign this Agreement (the "Revocation Period"). In the event of any such revocation by you, all obligations of the Company and Communications under this Agreement and will terminate and be of no further force and effect as of the date

                                       10
of such revocation. No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.


                                           SULLIVAN GRAPHICS, INC.



                                           By__________________________________
                                              Name:

                                              Title:
Accepted and Agreed:

____________________________________
James T. Sullivan

Dated:  ____________________


SULLIVAN COMMUNICATIONS, INC.


By___________________________________
   Name:
   Title:

Dated:  ____________________